Exhibit 99.(h)(88)

TRANSFER AGENCY AGREEMENT SUPPLEMENT

(Free Market U.S. Equity Fund, Free Market International Equity Fund, and

Free Market Fixed Income Fund of The RBB Fund, Inc.)

This supplemental agreement is entered into this      day of                     , 200   by and between THE RBB FUND, INC. (the “Company”) and PFPC INC., a Massachusetts corporation (“PFPC”).

The Company is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Company and PFPC have entered into a Transfer Agency Agreement, dated as of November 5, 1991 (as from time to time amended and supplemented, the “Transfer Agency Agreement”), pursuant to which PFPC has undertaken to act as transfer agent, registrar and dividend disbursing agent for the Company with respect to the portfolios of the Company, as more fully set forth therein. Certain capitalized terms used without definition in this Transfer Agency Agreement Supplement have the meaning specified in the Transfer Agency Agreement.

The Company agrees with the Transfer Agent as follows:

Adoption of Transfer Agency Agreement. The Transfer Agency Agreement is hereby adopted for Free Market U.S. Equity Fund, Free Market International Equity Fund, and

1.	Free Market Fixed Income Fund (the “Funds”).

2.	Compensation. As compensation for the services rendered by PFPC during the term of the Transfer Agency Agreement, the Company will pay to the Transfer Agent, with respect to the Funds, monthly fees that shall be agreed to from time to time by the Company and PFPC, for each account open at any time during the month for which payment is being made, plus certain of PFPC’s expenses relating to such services.

3.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have entered into this Agreement, intending to be legally bound hereby, as of the date and year first above written.

THE RBB FUND, INC.	PFPC INC.

By:	By:

Name:	Name:

Title:	Title: